FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 29, 2020	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES SECOND QUARTER 2020 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2020.

“Throughout the first half of 2020, as our region and our nation have grappled with the COVID-19 pandemic and resulting economic turmoil, our consistently strong performance has helped position the Federal Home Loan Bank of New York as a stable and reliable partner for our members,” said José R. González, president and CEO of the FHLBNY. “We remain focused on our mission, meeting the liquidity needs of our members and supporting their efforts to help the communities we all serve through our COVID-19 Relief Program, which includes small business grants, charitable donations and Disaster Relief Funding aimed at addressing the challenges presented by the pandemic. Our cooperative is a proud partner to the communities we serve, and we will continue to support our District’s local lenders, small businesses and non-profit organizations as they continue to deal with the effects of the pandemic.”

Highlights from the second quarter of 2020 include:

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Net income for the quarter was $137.5 million, an increase of $29.4 million, or 27.2 percent, from net income of $108.1 million for the second quarter of 2019.  This increase in net income was driven primarily by more favorable funding levels and larger advances balances as compared with the prior year period.

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Return on average equity (“ROE”) for the quarter was 6.45 percent (annualized), compared to ROE of 5.77 percent for the second quarter of 2019.

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As of June 30, 2020, total assets were $158.9 billion, a decrease of $3.2 billion, or 2.0 percent, from total assets of $162.1 billion at December 31, 2019. As of June 30, 2020, advances were $ 113.8 billion, an increase of $ 13.1 billion, or 13.0 percent, from $100.7 billion at December 31, 2019.  Repurchase agreements, federal funds and trading securities held for liquidity declined, while the FHLBNY continued to meet all its liquidity requirements.

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As of June 30, 2020, total capital was $8.1 billion, an increase of $0.6 billion from total capital of $7.5 billion at December 31, 2019. The FHLBNY’s retained earnings increased by $83.5 million to $1.9 billion as of June 30, 2020, of which $1.2 billion were unrestricted retained earnings and $0.7 billion were restricted retained earnings. At June 30, 2020, the FHLBNY met its regulatory capital ratios.

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The FHLBNY allocated $15.3 million from its second quarter 2020 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2020 with the U.S. Securities and Exchange Commission on or before August 7, 2020.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of June 30, 2020, the FHLBNY serves 321 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.